EXHIBIT 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Associate Director,
Finance & Administration	Investor Relations & Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Announces FDA Allowance of Investigational New Drug Application for FAV-201, a Patient-Specific Immunotherapy for T-Cell Lymphoma

San Diego — June 15, 2006 — Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific immunotherapies for the treatment of cancer, announced today that its electronic Investigational New Drug (IND) application for FAV-201, a patient-specific immunotherapy for the treatment of T-cell lymphoma, has been cleared by the U.S. Food & Drug Administration (FDA). Initially, FAV-201 will be evaluated in cutaneous T-cell lymphoma (CTCL).

“This new product candidate represents an extension of our platform and draws on our success to date in the development of our lead product candidate FavId® for the treatment of B-cell non-Hodgkin’s lymphoma (NHL),” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “This regulatory clearance by the FDA is an important milestone in the development of FAV-201 and we look forward to introducing it in the clinic.”

Favrille intends to initiate a Phase 1/2 clinical trial evaluating the safety and biologic activity of FAV-201 in patients with CTCL. The trial will build upon preclinical data that suggest activity of an immunotherapy based on a T-cell receptor. The multi-center trial is expected to enroll approximately 30 patients.

FAV-201 is a recombinant, patient-specific, T-cell receptor-based immunotherapy designed to induce an active immune response against the unique protein found on the surface of T-cells that constitute a patient’s lymphoma. Favrille uses a similar approach with its lead product candidate FavId for the treatment of B-cell NHL. In January the Company completed enrollment in a pivotal Phase 3 clinical trial of FavId following induction therapy with Rituxan®, the current standard of care. Favrille has received Fast Track designation from the FDA for FavId.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of cutaneous T-cell lymphoma.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to progress and timing of clinical trials for FavId or FAV-201, including difficulties or delays in development, testing, manufacturing and marketing FavId, FAV-201 or Favrille’s other product candidates; Favrille’s ability to obtain marketing approval for FavId, FAV-201 or Favrille’s other product candidates and the timing of any such approvals; Favrille’s ability to manufacture sufficient quantities of FavId or FAV-201 for use in clinical trials and, if FavId or FAV-201 receive marketing approval, for commercialization; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId or FAV-201; potential delays in patient enrollment; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.